Exhibit 99.3
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On April 3, 2006, LNC and Jefferson-Pilot consummated the merger. The Jefferson-Pilot historical consolidated financial statements for the year ended December 31, 2005 are included in Jefferson-Pilot’s Annual Report on Form 10-K for the year ended December 31, 2005.

The following unaudited pro forma condensed combined financial statements of LNC give effect to the merger as if it had been completed as of January 1, 2005 with respect to the pro forma results of operations data, and as of December 31, 2005 with respect to the pro forma balance sheet data. The unaudited proforma condensed combined financial information also gives effect to the initial funding of the cash portion of the merger consideration through a bridge financing facility and the issuance of the portion of the capital securities and senior notes that we expect to issue to repay all of the outstanding debt under the bridge financing facility as if they occurred on or as of the dates indicated. We have adjusted the historical consolidated financial statements to give effect to pro forma events that are (1) directly attributable to the merger, (2) factually supportable, and (3) with respect to the statements of income, expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial information below should be read in conjunction with the notes thereto and our audited historical consolidated financial statements for the year ended December 31, 2005 included in our Annual Report on Form 10-K and the audited historical consolidated financial statements for the year ended December 31, 2005.

The merger will be accounted for under the purchase method of accounting, with LNC treated as the accounting acquirer. Under this method of accounting, the purchase price will be allocated to Jefferson-Pilot’s net assets based upon the estimated fair values of Jefferson-Pilot’s assets and liabilities at the date of completion of the merger. The actual purchase price to be so allocated will depend upon, among other things, the number of shares of Jefferson-Pilot common stock issued and outstanding or subject to outstanding options immediately prior to the merger. The unaudited pro forma condensed combined financial statements include adjustments, which are based upon preliminary estimates, to reflect the allocation of the purchase price to Jefferson-Pilot’s net assets as of December 31, 2005. The purchase price allocation reflected herein is preliminary and final allocation of the purchase price will be based upon the actual purchase price and the actual assets and liabilities of Jefferson-Pilot as of the date of the completion of the merger. Accordingly, the actual purchase accounting adjustments may differ materially from the pro forma adjustments reflected herein.

The following unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and are not necessarily indicative of what our actual financial position or results of operations would have been had the merger been completed on the date indicated above. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of the resulting company. These statements do not give effect to (1) our or Jefferson-Pilot’s results of operations or other transactions or developments since December 31, 2005, (2) the impact of possible revenue enhancements, expense efficiencies or synergies expected to result from the merger or contemplated share repurchases of our common stock, (3) the merger related costs of approximately $180 million to integrate our and Jefferson-Pilot’s operations or (4) the effects of transactions or developments that may occur subsequent to the merger. The foregoing matters could cause both LNC’s pro forma historical financial position and results of operations, and LNC’s actual future financial position and results of operations, to differ materially from those presented in the following unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Balance Sheet
(in millions)
December 31, 2005

	Lincoln National	Jefferson-Pilot	Pro Forma
	Corporation	Corporation	Adjustments	Note	Pro Forma
ASSETS
Investments:
Securities available-for-sale, at fair value:
Fixed maturity	$ 33,443	$ 20,206	$ 2,034	3(a) 3(b)	$ 55,683
Equity	145	620	(3)	3(c)	762
Fixed maturity held-to-maturity	-	1,974	(1,974)	3(a)	-
Trading securities	3,246	-	-		3,246
Mortgage loans on real estate	3,663	3,982	212	3(d)	7,857
Policy loans	1,862	833	-		2,695
Other investments	809	376	208	3(e)	1,393

Total Investments	43,168	27,991	477		71,636
Cash and invested cash	2,312	150	(92)	3(f)	2,370
Deferred acquisition costs and value
of business acquired	5,105	2,822	(554)	3(g)	7,373
Amounts recoverable from reinsurers	6,926	1,318	(148)	3(h)	8,096
Goodwill	1,194	312	2,991	3(i)	4,497
Other intangible assets	-	198	979	3(j)	1,177
Other assets	2,336	820	76	3(k)	3,232
Assets held in separate accounts	63,747	2,467	-		66,214

Total Assets	$ 124,788	$ 36,078	$ 3,729		$ 164,595

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Insurance and Investment Contract Liabilities:
Insurance policy and claim reserves	$ 24,652	$ 4,636	$ 96	3(l)	$ 29,384
Contractholder funds	22,571	22,456	(227)	3(m)	44,800

Total Insurance and Investment Contract Liabilities	47,223	27,092	(131)		74,184
Short-term debt	120	260	-		380
Long-term debt	999	600	1,783	3(n)	3,382
Junior subordinated debentures issued to affiliated trusts	334	309	(13)	3(o)	630
Funds withheld reinsurance liabilities	2,012	-	-		2,012
Deferred gain on indemnity reinsurance	836	-	-		836
Other liabilities	3,132	1,433	408	3(p)	4,973
Liabilities related to separate accounts	63,747	2,467	-		66,214

Total Liabilities	118,403	32,161	2,047		152,611

Shareholders' Equity:
Series A preferred stock	1	-	-		1
Common stock and additional paid-in
capital	1,775	186	5,413	3(q)	7,374
Retained earnings	4,081	3,293	(3,293)	3(r)	4,081
Accumulated other comprehensive income	528	438	(438)	3(s)	528

Total Shareholders' Equity	6,385	3,917	1,682		11,984

Total Liabilities and Shareholders' Equity	$ 124,788	$ 36,078	$ 3,729		$ 164,595

See Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Unaudited Pro Forma Condensed Combined Statement of Income
(in millions, except share amounts)
Year Ended December 31, 2005

	Lincoln National	Jefferson-Pilot	Pro Forma
	Corporation	Corporation	Adjustments	Note		Pro Forma

Revenue:
Insurance premiums and fees	$ 2,071	$ 2,139	$ (52)	3(t	)	4,158
Net investment income	2,702	1,691	(97)	3(u	)	4,296
Other revenue and fees	715	390				1,105
Total Revenue	5,488	4,220	(149)			9,559

Benefits and Expenses:
Benefits	2,365	2,317	(82)	3(v	)	4,600
Underwriting, acquisition, insurance and
other expenses	1,959	976	(83)	3(w	)	2,852
Interest and debt expense	89	60	106	3(x	)	255
Total Benefits and Expenses	4,413	3,353	(59)			7,707

Income before federal income
taxes	1,075	867	(90)			1,852

Federal income taxes (benefit)	244	288	(32)	3(y	)	500

Net Income	$ 831	$ 579	$ (58)			$ 1,352

Common shares - basic	173,069,552					285,294,096
Common Shares - diluted	176,144,243					289,457,220

Net Income per Common Share
Basic	$ 4.80					$ 4.74

Diluted	$ 4.72					$ 4.67

See Notes to the Unaudited Pro Forma Condensed Combined Financial Information

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL
INFORMATION

Note 1 — Reporting Reclassifications

Certain amounts in the historical consolidated financial statements of Jefferson-Pilot have been reclassified to conform to LNC’s historical financial statement presentation. While LNC and Jefferson-Pilot have completed a preliminary review of their respective accounting and financial reporting policies as compared to those used by the other company, this review is ongoing and will continue throughout the merger process. As such, additional reclassifications or pro forma adjustments may be identified.

Note 2 — Purchase Price and Financing Considerations

LNC funded the $1.8 billion cash portion of the merger consideration through the issuance of debt under a bridge financing facility. LNC expects to repay all of the outstanding debt under the bridge financing facility through the issuance of long-term debt, including senior notes and subordinated debentures described below. The unaudited pro forma condensed combined financial information reflects the issuance of 111,472,871 shares of LNC common stock with an aggregate value of $5.5 billion (see note 1 to the table below), the conversion of all outstanding Jefferson-Pilot stock options at the date of the merger with an estimated value of approximately $142 million at December 31, 2005, and the cash payment of $1.8 billion and estimated transaction costs of $63 million.

Goodwill of $3.3 billion is a result of the excess of purchase price over the estimated fair value of Jefferson-Pilot’s net assets at December 31, 2005. The purchase price is assumed to be $7.5 billion, including certain estimated purchase price adjustments related to the merger as shown in the table below. The estimated fair value of Jefferson-Pilot’s net assets is assumed to be $4.2 billion based on the carrying value of net assets at December 31, 2005 plus estimated fair value pro forma adjustments as shown in the table below. Preliminary values and lives have been assigned to the acquired assets and liabilities assumed for the purposes of these unaudited pro forma combined financial statements. The unaudited pro forma combined financial statements reflect LNC’s estimates of the fair value of the net assets of Jefferson-Pilot as of December 31, 2005, and the allocation of the purchase price to the fair value of Jefferson-Pilot’s net assets, including identified intangible assets. The estimated fair values and lives will be refined during the completion of the merger process and may vary materially from the amounts included herein.

The allocation of the purchase price follows:

	December 31, 2005
	(in millions except share data)

Jefferson-Pilot common shares outstanding	134,378,258
Estimated common shares converted into
cash ($1.8 billion divided by cash consideration of $55.96)	(32,165,833)
Estimated Jefferson-Pilot common shares to
be converted into LNC common shares	102,212,425
Exchange ratio	1.0906
Estimated LNC common shares to be issued	111,472,871
Purchase price per LNC common share[1]	$48.98
Fair value of the shares to be issued		$5,460
Cash to be paid to Jefferson-Pilot shareholders		1,800
Fair value of Jefferson-Pilot stock options		142
Estimated transaction costs		63
Total estimated purchase price		7,465

Net assets acquired at December 31, 2005
Carrying value of net assets prior to merger	$3,917
Estimated fair value adjustments	245
Estimated fair value of net assets acquired		4,162

Total goodwill		$3,303
_______________________
1. Fair value was based on the average closing price of LNC common stock for the five trading days ranging from two days before to two days after October 10, 2005, the date the merger was announced, which was $48.98 per share.
The pro forma financial information presented herein assumes that LNC initially funded the cash portion of the merger consideration through the issuance of debt under a bridge financing facility and then repaid the bridge financing facility debt through the issuance of $400 million of 5.05% senior notes due 2009, $500 million 5.85% senior notes due 2036, $450 million of 6.50% junior subordinated debentures due 2066, Series A, callable in 5 years and, $450 million of 6.50% junior subordinated debentures due 2066, Series B, callable in 10 years. The unaudited pro forma condensed combined financial information reflects the impact of these financing arrangements using the anticipated borrowing rates for such types of securities. As discussed below in Note 6, management intends to repurchase $500 million in LNC stock and finance it with subordinated debt securities. No pro forma adjustments have been made to reflect the financing of the $500 million subordinated debt or the repurchase of LNC shares.

The interest rates used to calculate the impact of the financing on the pro forma financial information were estimated based on LNC's borrowing rates at March 24, 2006. LNC’s borrowing rates are sensitive to changes in risk-free rates and credit spreads. The actual interest rates may differ materially from those estimated by LNC.

Options outstanding to acquire Jefferson-Pilot common stock immediately prior to the effective time of the merger remain subject to the same terms and conditions as were in effect with respect to the options immediately prior to the effective time of the merger, except that each of these stock options is now exercisable for LNC common stock equal to the number of shares of Jefferson-Pilot common stock subject to such option multiplied by 1.0906 (rounded down to the nearest whole share), with the exercise price determined by dividing the exercise price of the Jefferson-Pilot options by 1.0906 (rounded up to the sixth decimal place). Each unvested Jefferson-Pilot stock option held by an employee, officer or director and granted prior to October 9, 2005 (which was the date we signed the merger agreement) and outstanding under any Jefferson-Pilot stock option plan became fully vested and exercisable in connection with the merger. Jefferson-Pilot stock options held by its agents did not become fully vested and exercisable in connection with the merger, but will vest in accordance with the applicable option agreement.

The fair value of Jefferson-Pilot options was estimated using a Black-Scholes option pricing model at December 31, 2005. The actual variables used to calculate the fair value of the Jefferson-Pilot options at the date of the merger may differ from those estimated within the accompanying unaudited pro forma condensed combined financial statements.

Note 3 — Pro Forma Adjustments

These pro forma adjustments are based on certain estimates and assumptions as of the date of the unaudited pro forma condensed combined financial information. The actual adjustments upon the consummation of the merger will depend on a number of factors, including changes in the estimated fair value of net assets and the effective date of the acquisition. Therefore, the actual adjustments may be different from the adjustments made to prepare the unaudited pro forma condensed combined financial information and such differences may be material.

a)
Adjustment of $2.034 billion includes the redesignation of Jefferson-Pilot’s historical $1.974 billion of held-to-maturity debt securities to available-for-sale based on LNC’s investment policies, $90 million for the difference between the estimated fair value and carrying value of Jefferson-Pilot’s investment in held-to-maturity debt securities, and the elimination of $(30) million of intercompany debt (see adjustment 3(b)). The related amortization of the adjustment to fair value is included in adjustment 3(u).

b)
Adjustment of $(30) million to eliminate the fair value of available-for-sale fixed maturity securities and related carrying value of $24 million of the junior subordinated debentures issued to affiliated trusts held by LNC and issued by Jefferson-Pilot and $6 million of senior notes held by Jefferson-Pilot and issued by LNC. The related eliminations of the interest income and interest expense to both LNC and Jefferson-Pilot are included in adjustments 3(u) and 3(x).

c)	Adjustment of $(3) million to eliminate the fair value of LNC common stock held in Jefferson-Pilot’s available-for-sale equity securities.
d)
Adjustment of $212 million for the difference between the estimated fair value and carrying value of Jefferson-Pilot’s investment in mortgage loans. The related amortization for this adjustment is included in adjustment 3(u).

e)
Adjustment of $208 million consists of $122 million for the difference between the estimated fair value and carrying value of Jefferson-Pilot’s investment in real estate, including foreclosed properties, and $86 million fair value adjustment for equity method investments. The related depreciation and amortization adjustments were not material.

f)
Adjustment of $(92) million represents the cash position of $1.8 billion resulting from the assumed issuance of senior debt and junior subordinated debentures as described in Note 2, reduced by estimated issuance costs of $(29) million. The net cash generated from financing has been reduced by the payment of $(1.8) billion of cash to Jefferson-Pilot shareholders and estimated transaction costs of $(63) million. Actual transaction and issuance costs may vary from these estimates.

g)
Adjustment of $(554) million for the purchase accounting adjustment related to the elimination of the historical DAC and the historical VOBA of $(2.822) billion and the establishment of VOBA of $2.268 billion.

The VOBA reflects the estimated fair value of in force contracts and represents the portion of the purchase price that is allocated to the value of the right to receive future cash flows from the life insurance and annuity contracts in force at the acquisition date. VOBA is based on actuarially determined projections, by each line of business, of future policy and contract charges, premiums, mortality and morbidity, separate account performance, surrenders, operating expenses, investment returns and other factors. Actual experience of the purchased business may vary from these projections. Also included in the determination of VOBA is the elimination of Jefferson-Pilot’s historical deferred revenue liability of $478 million (see adjustment 3(m)).
VOBA is amortized in relation to estimated gross profits or premiums, depending on product type. For interest-sensitive products, if estimated gross profits differ from expectations, the amortization of VOBA will be adjusted to reflect actual experience. The net adjustment to amortization as a result of eliminating the historical DAC and VOBA is included in adjustment 3(w).
h)
Adjustment of $(148) million eliminates the amounts recoverable from reinsurers with corresponding eliminations to policy liabilities of $(51) million and contractholder funds of $(97) million resulting from reinsurance arrangements between Jefferson-Pilot and LNC. The reinsurance arrangement between Jefferson-Pilot and LNC was included in LNC’s indemnity reinsurance arrangement with Swiss Re as part of LNC’s 2001 sale of its reinsurance business.

i)
Adjustment of $2.991 billion represents the elimination of Jefferson-Pilot’s historical goodwill of $(312) million and the recording of $3.303 billion of goodwill arising from the transaction. See computation of estimated goodwill in Note 2.

j)
Adjustment of $979 million consists of the establishment of $1.177 billion for identifiable other intangible assets, including $1.077 billion primarily related to Jefferson-Pilot’s communications business and $100 million for the estimated value of the sales force acquired, offset by the elimination of $(198) million related to Jefferson-Pilot’s historical other intangible assets, including $83 million for deferred sales inducements, which are referred to as DSI. The identifiable assets will be amortized in relation to the expected economic benefits of the agreement. The related amortization for the adjustment to identified intangibles is included in adjustment 3(w). The reversal of historical amortization expense related to the DSI is included in adjustment 3(v).

k)
Adjustment of $76 million consists of $29 million of estimated financing costs (see adjustment 3(f)) and the fair value adjustment of $47 million for the difference between the estimated fair value and carrying value of Jefferson-Pilot’s other assets consisting of a $71 million increase in the value of owner occupied real estate, offset by a $(24) million fair value adjustment to the pension asset. The related adjustment to depreciation expense on owner occupied real estate was not material. The adjustment related to amortization of the estimated financing costs is included in adjustment 3(x).

l)
Adjustment of $96 million includes a $147 million increase to the carrying value of Jefferson-Pilot’s liability for future policy benefits based on current assumptions and the elimination of $(51) million related to policy and claim liabilities reinsured by LNC. See adjustment 3(h) for additional information on the reinsurance between Jefferson-Pilot and LNC.

m)
Adjustment of $(227) million includes the elimination of $(478) million for Jefferson-Pilot’s historical deferred revenue liability and the elimination of $(97) million related to liabilities reinsured by LNC offset by an increase of $348 million to Jefferson-Pilot’s carrying value of contractholder funds based upon the expected liability cash flows discounted at current crediting rates. See adjustment 3(h) for additional information on the reinsurance arrangements between Jefferson-Pilot and LNC. The related adjustments to benefits for amortization of the adjustment to the liability for future policy benefits and for interest credited related to the increase in the carrying value of Jefferson-Pilot’s contractholder funds is included in adjustment 3(t) and 3(v).

n)
Adjustment of $1.783 billion includes $1.8 billion for the issuance of $900 million of senior debt and $900 million of junior subordinated debentures being offered hereby as described in Note 2, offset by adjustments of $(11) million to record the difference between the historical amount and estimated fair value (present value of amounts to be paid determined at appropriate current interest rates) of Jefferson-Pilot's notes payable and $(6) million to eliminate LNC senior notes held by Jefferson-Pilot as described in Note 3 (b). Related interest expense is also described in Note 2. Related debt issuance costs are described in adjustment 3(k).

o)
Adjustment of $(13) million includes $(24) million for the elimination of Jefferson-Pilot junior subordinated debentures issued to affiliated trusts held by LNC as described in adjustment 3(b) , offset by an adjustment of $11 million to record the difference between the historical amount and estimated fair value (present value of amounts to be paid determined at appropriate current interest rates) of Jefferson-Pilot's junior subordinated debentures payable to affiliated trusts. Related interest expense is also described in adjustment 3(x).

p)
Adjustment of $408 million consists of a $368 million adjustment to Jefferson-Pilot’s federal and state income tax liabilities, a $7 million liability for Jefferson-Pilot’s employment contractual buyouts and severance, and a $33 million adjustment for Jefferson-Pilot’s pension liability. The related adjustment to decrease pension expense is included in adjustment 3(w).

q)
Adjustment of $5.413 billion includes $5.460 billion for the issuance of LNC common stock to Jefferson-Pilot shareholders, $142 million for the fair value of outstanding stock options granted to Jefferson-Pilot employees and directors (see Note 2), $(186) million to eliminate Jefferson-Pilot’s historical common stock and paid-in-capital, and $(3) million to eliminate the fair value of LNC common stock held in Jefferson-Pilot’s available-for-sale equity securities (see adjustment 3(c)).

r)	Adjustment of $(3.293) billion to eliminate Jefferson-Pilot’s historical retained earnings.

s)	Adjustment of $(438) million to eliminate Jefferson-Pilot’s historical accumulated other comprehensive income.
t)	Adjustment of $(52) million to eliminate the amortization of deferred policy fees resulting from the elimination of such deferred revenue in purchase accounting, included in adjustment 3(m).
u)
Adjustment of $(97) million includes amortization of premiums and discounts of $(65) million on fixed maturity securities of Jefferson-Pilot resulting from the fair value adjustment of these assets (see adjustment 3(a)). Realized gains and losses have not been adjusted, and therefore, are based on their historical cost basis. Also included in the adjustment is $(30) million in amortization of the adjustment in fair value of mortgage loans and other investments (see adjustment 3(d)), and $(2) million related to interest income on LNC and Jefferson-Pilot securities held by the other company (see adjustment 3(b)).

v)
Adjustment of $(82) million includes $(71) million for the amortization of the adjustment to the liability for future policy benefits and for interest credited to policyholders related to the increase in the carrying value of Jefferson-Pilot’s contractholder funds (see adjustment 3(m)) and $(11) million for the reversal of Jefferson-Pilot’s historical amortization of DSI (see adjustment 3(j)).

w)
Adjustment of $(83) million includes $(105) million for the reduction in amortization expense related to the fair value adjustment of DAC and VOBA (see adjustment 3(g)), $13 million for the historical expense associated with the estimated fair value of stock-based compensation of stock options granted to Jefferson-Pilot employees and directors that were previously accounted for under Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25), $12 million for the amortization of other identified intangibles (see adjustment 3(j)), and a $(3) million decrease to pension expense (see adjustment 3(p)). Under APB 25, Jefferson-Pilot recognized no compensation expense when the option price is not less than the market value of the stock at the date of award. For pro forma purposes the income statements are adjusted to reflect the fair value method in accordance with Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” to align Jefferson-Pilot’s accounting policy with that of LNC.

x)
Adjustment of $106 million includes $108 million for interest expense related to financing of the merger, $1 million related to the amortization of debt issuance costs (see adjustment 3(k)), $(1) million related to the amortization of the fair value adjustment to Jefferson-Pilot’s debt obligations (see adjustment 3(o)) and $(2) million for the elimination of intercompany debt (see adjustments 3(o) and 3(u)).

y)	Adjustment represents the income tax effect of all pro forma consolidated statement of income adjustments using the U.S. federal tax rate of 35%.

Note 4—Merger Related Charges

In connection with the merger, LNC’s preliminary integration plan includes merger related costs of approximately $180 million to integrate LNC’s and Jefferson-Pilot’s operations. Depending on the nature of such costs, they will either be included in the purchase price allocation, or be treated as period costs and charged to the Statement of Income as incurred. The specific details of these plans will continue to be refined.

Note 5—Earnings per Share

The pro forma earnings per share reflect the weighted average number of LNC shares that would have been outstanding had the transaction occurred as at January 1, 2005. Jefferson-Pilot options, which factor into the dilution calculation, were converted at an assumed 1.0906 exchange ratio, as provided in the merger agreement, see Note 2.

The effect of certain potentially dilutive securities was excluded from the computation of diluted earnings per share as their effect is anti-dilutive.

Note 6 - Accelerated Stock Repurchase Program

On April 3, 2006, LNC entered into an agreement with a third party broker-dealer to purchase shares of our common stock, under an accelerated stock repurchase program, for an aggregate purchase price of $500 million. As discussed in Note 2, the pro forma financial statements do not include any effects from this transaction.

The number of shares to be repurchased under this program will be based on the volume weighted average share price (VWAP) of our common stock during the term of the program, subject to collar provisions that will establish minimum and maximum number of shares based on the VWAP price over an initial hedge period. The third party broker-dealer will deliver the minimum number of shares to us at the beginning of the repurchase program, with additional shares delivered throughout the program until the completion date. The minimum and maximum number of shares we may repurchase under the program will not be known until the conclusion of the hedge period, which is expected to be completed during the second quarter of 2006. At the end of the hedge period LNC will pay the third party broker-dealer the aggregate purchase price and the shares will be retired and recorded as a reduction in shareholders’ equity on our Consolidated Balance Sheet. The completion date of the repurchase program is variable, but is expected to be completed during the third quarter of 2006.